EXHIBIT 21

SUBSIDIARIES OF SE GLOBAL EQUITIES CORP.

SE Global Equities Corp. has six subsidiary companies. They are as follows:

  Global-American Investments, Inc.
  SE Global Capital, Inc.
  SE Global Equities Inc.